Exhibit 10.17

AMENDMENT NO. 5
TO
SECOND AMENDED AND RESTATED FINANCING AND SECURITY
AGREEMENT

This AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Amendment”) is made as of September 8, 2003 by and among FLEET CAPITAL CORPORATION, a Rhode Island corporation, individually as a Lender and as Agent (in such capacity, “Agent”) for itself, and any other financial institution which becomes a party to the Financing and Security Agreement described below (each such financial institution, including Agent is referred to hereinafter individually as a “Lender” and collectively as “Lenders”), LENDERS, HENRY COMPANY, a California corporation (“Henry”), and KIMBERTON ENTERPRISES, INC., a Delaware corporation (“Kimberton”) (Henry, together with Kimberton, are referred to hereinafter each individually as a “Borrower” and collectively as “Borrowers”).

RECITALS

WHEREAS, Agent, Lenders, and Borrowers are parties to that certain Second Amended and Restated Financing and Security Agreement dated as of August 23, 2001, as amended by that certain Amendment No. 1 to Second Amended and Restated Financing and Security Agreement dated as of June 3, 2002, that certain Amendment No. 2 to Second Amended and Restated Financing and Security Agreement dated as of August 2, 2002, that certain Amendment No. 3 to Second Amended and Restated Financing and Security Agreement dated as of April 28, 2003, and that certain Amendment No. 4 to Second Amended and Restated Financing and Security Agreement dated as of May 29, 2003  (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Financing and Security Agreement”);

WHEREAS, Borrowers have requested certain amendments to the Financing and Security Agreement;

WHEREAS, each Lender has agreed, subject to and in accordance with the terms and conditions set forth herein, to amend the Financing and Security Agreement; and

WHEREAS, Section 11.10 of the Financing and Security Agreement provides that the Financing and Security Agreement may be amended, and provisions thereof may be waived, by the written consent of Agent, each Borrower, and the Lenders, as specified in such Section 11.10 of the Financing and Security Agreement.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.         RELATION TO THE FINANCING AND SECURITY AGREEMENT;  DEFINITIONS.

1.1           Relation to Financing and Security Agreement.  This Amendment constitutes an integral part of the Financing and Security Agreement and shall be deemed to be a Loan Document for all purposes.

1.2           Capitalized Terms.  For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Financing and Security Agreement, as said agreement shall be in effect on the Amendment Effective Date (as hereinafter defined) after giving effect to this Amendment.

SECTION 2.         AMENDMENT TO THE FINANCING AND SECURITY AGREEMENT.

A.            Amendment to Sections of the Financing and Security Agreement

2.1           Amendment to Section 1.3 of the Financing and Security Agreement. Section 1.3 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 1.3:

1.3 Capex Loans.

1.3.1 Capex Loan A.  Each Lender, severally and not jointly, upon ten (10) Business Days’ prior written notice to Agent by Borrowers specifying the date, amount and purpose (except for the refinancing of amounts outstanding under CapEx Loan A outstanding as of September 8, 2003 which shall not require such notice) and for so long as no Default or Event of Default exists, agrees to make capital expenditure loans (collectively, the “Capex Loan A”) to Borrowers, in the aggregate principal amount of the product of such Lender’s Capex Loan A Percentage and the lesser of (i) Capex Loan A Availability and (ii) the sum of (1) seventy-five percent (75%) of  the appraised value (less any environmental remediation costs) of Eligible Real Property  as determined by  Agent plus (2) eighty-five percent (85%)  of the gross orderly liquidation value of Eligible Production Equipment as determined by Agent plus (3) $3,000,000.  All Capex Loan A borrowings shall be equal to at least $250,000 and in integral multiples of $50,000.  The Capex Loan A shall be repayable in accordance with the terms of the Capex Loan A Notes and shall amortize on a monthly basis based upon an 84 month amortization schedule. The

Capex Loan A shall bear interest  in accordance with Section 2.1 and shall be secured by all of the Collateral.  The proceeds of Capex Loan A shall be used solely for the repurchase of the Senior Notes in accordance with Section 8.2.18 and to refinance amounts outstanding under Capex Loan A as of September 8, 2003. The outstanding unpaid principal balance and all accrued and unpaid interest under Capex Loan A shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  Amounts borrowed as Capex Loan A and repaid may not be re-borrowed.

1.3.2 Capex Loan B.  Each Lender, severally and not jointly, may, in its sole and absolute discretion and upon ten (10) Business Days’ prior written notice to Agent by Borrowers specifying the date, the amount, the purpose and a detailing listing of the Eligible Production Equipment to be purchased and for so long as no Default or Event of Default exists, make capital expenditure loans (collectively the “Capex Loan B”) to Borrowers in the aggregate principal amount of the product of such Lender’s Capex Loan B Percentage multiplied by the lesser of (i) $1,000,000 and (ii) an amount equal to eighty-five percent (85%) of the gross orderly liquidation value of Eligible Production Equipment as determined by Agent.  The proceeds of Capex Loan B shall be used solely for the purchase of Eligible Production Equipment.  All Capex Loan B borrowings shall be equal to at least $250,000 and in integral multiples of $50,000.  The Capex Loan B shall be repayable in accordance with the terms of the Capex Loan B Notes and shall amortize on a monthly basis based upon an 84 month amortization schedule.  Capex  Loan B shall bear interest in accordance with Section 2.1 and shall be secured by all of the Collateral. The outstanding unpaid principal balance and all accrued and unpaid interest under Capex Loan B shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. Amounts borrowed as Capex Loan B and repaid may not be re-borrowed.

2.2           Amendment to Section 2.6 of the Financing and Security Agreement. Section 2.6 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 2.6:

2.6           Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to .375% per annum multiplied by the average daily amount by which (a) the Revolving Credit Maximum Amount exceeds (b) the sum of (i)

the outstanding principal balance of the Revolving Credit Loans, plus (ii) the LC Amount.  The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

2.3           Amendment to Section 2.7 of the Financing and  Security Agreement.  Section 2.7 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 2.7:

2.7           Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee in the event that on or before September 8, 2005, Borrowers elect to repay the Loans in full and terminate all Revolving Loan Commitments (the “Prepayment Fee”).  Such fee shall be payable upon repayment of the Loans and shall be in an amount equal to (i) two percent (2%) of the Total Credit Facility if the Loans are repaid and the Revolving Loan Commitments are terminated on or before September 8, 2004, (ii) one percent (1%) of the Total Credit Facility if the Loans are repaid and the Revolving Loan Commitments are terminated after September 8, 2004, but on or before September 8, 2005, and (iii) zero, if the Loans are repaid and the Revolving Loan Commitments are terminated after September 8, 2005.  The foregoing to the contrary notwithstanding, in the event (a) all of the Securities of the Borrowers are sold to Persons who are not (i) Affiliates of Borrowers, (ii) Warner W. Henry or any of his Affiliates, or (iii) the Henry Trust or any of its Affiliates, and the Obligations are paid in full or (b) the Obligations are refinanced by Bank, then the Prepayment Fee shall be zero.

2.4           Amendment to Section 3.3.2 of the Financing and  Security Agreement.  Section 3.3.2 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 3.3.2:

3.3.2        Excess Cash Flow Recapture.  Borrowers shall prepay the Capex Loan Notes in amounts equal to fifty percent (50%) of Borrowers’ Excess Cash Flow with respect to each fiscal year of Borrowers during the Term hereof, with the first payment commencing in the fiscal year 2004. All such prepayments  will be based upon, and made within 5 Business Days following the due date for delivery by Borrowers to Agent of the annual financial statements required by subsection 8.1.3(i) for fiscal year 2003 and each year thereafter. Each such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

2.5           Amendment to Section 3.3.4 of the Financing and  Security Agreement.  Section 3.3.4 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 3.3.4:

3.3.4        [Intentionally Omitted].

2.6           Amendment to Section 4.1 of the Financing and Security Agreement.  Section 4.1 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 4.1:

4.1           Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of five years from the date of Amendment No. 5, through and including January 31, 2008 (the “Term”), unless terminated as provided in Section 4.2 hereof.

2.7           Amendment to Section 8.2.18 of the Financing and Security Agreement.  Section 8.2.18 of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 8.2.18:

8.2.18                      Senior Notes.  Purchase or pre-pay, or make or permit any Subsidiary of any Borrower to purchase or pre-pay, the Senior Notes without the prior written consent of Lenders; provided, however, any Borrower shall be permitted to purchase Senior Notes from Persons who are not (i) Affiliates of Borrowers, (ii) Warner W. Henry or any of his Affiliates, or (iii) the Henry Trust or any of its Affiliates so long as:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) Borrowers have certified to Agent in writing that such repurchase is not from (1) Persons who are Affiliates of Borrowers, (2) Warner W. Henry or any of his Affiliates, or (3) the Henry Trust or any of its Affiliates;

(iii) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that after giving effect to such purchase Availability is not less than $5,000,000 at all times during the 60 day period prior to such purchase;

(iv) immediately after giving effect to such purchase, Availability is not less than $5,000,000; and

(v) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that the Fixed Charge Ratio is not less than 1.10:1.00 for the trailing twelve month period measured as of the last date for which financial statements are due pursuant to Section 8.1.3 prior to such purchase.

2.8           Amendment to Section 8.3.1 of the Financing and Security Agreement.  Section 8.3.1of the Financing and Security Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 8.3.1:

8.3.1        During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders in writing, Borrowers shall maintain a Fixed Charge Ratio of not less than 1.10:1.00 measured on a quarter-end basis for the trailing twelve month period.

2.9           Amendment to Section 11.10 of the Financing and Security Agreement.  Section 11.10 of the Financing and Security Agreement is hereby amended by deleting the references to “Capex Loan C Commitment.”

B.            Amendments to Appendix A to Replace Definitions.  Appendix A to the Financing and Security Agreement is amended to delete each of the following definitions in their entirety and replace them with the following:

“Applicable Margin” means the rates for Base Rate Portions and the LIBOR Portions set forth below:

Level	Performance Criteria	Base Rate Capex Portions	LIBOR Capex Portions	Base Rate Revolving Portions	LIBOR Revolving Portions
I	If the Fixed Charge Ratio is greater than 1.30:1.00	0%	2.25%	0%	2.00%
II	If the Fixed Charge Ratio is greater than 1.20:1.00 but less than or equal to 1.30:1.00	0%	2.50%	0%	2.25%
III	If the Fixed Charge Ratio is less than or equal to 1.20:1.00	.50%	2.75%	.25%	2.50%

Initially, the Applicable Margin shall be at Level II through the date that Agent receives certified calculation of the Fixed Charge Ratio in respect of quarter ending December 31, 2003 delivered by Borrowers pursuant to Section 8.1.3.  Thereafter, the Applicable Margin shall be adjusted quarterly as of the first day of the month following the date Borrowers deliver to Agent a certificated calculation of the Fixed Charge Ratio pursuant to Section 8.1.3.

Base Rate Capex Portion – means a Base Rate Capex A Portion and/or Base Rate Capex B Portion.

Capex Loans – means the Capex Loan A and Capex Loan B.

Capex Loan A Commitment – with respect to any Lender, the amount of such Lender’s Capex A Loan Commitment as set forth next to such Lender’s name on the signature pages to Amendment No. 5, minus all Capex Loan A payments made to such Lender.

Capex Loan B Commitment – with respect to any Lender, the amount of such Lender’s Capex  B Loan Commitment as set forth next to such Lender’s name on the signature pages to the Amendment No. 5, minus all Capex Loan A payments made to such Lender.

Capex Loan Commitments – means the Capex Loan A Commitments and the Capex Loan B Commitments.

Capex Loan Notes – means the Capex Loan A Notes and the Capex Loan B Notes.

Capex Loan Percentage – means the Capex Loan A Percentage and the Capex Loan B Percentage.

Eligible Production Equipment – means and includes any equipment that satisfies all of the following:  (i)  is fully operational, (ii) is located at real Property owned by Borrowers or at premises leased by Borrowers and Agent has received a landlord waiver in form and substance acceptable to Agent with respect thereto, and (iii) is otherwise acceptable to Agent in its reasonable credit judgment; but in no event shall any computer equipment or hardware, computer software, telephones and/or telephone systems constitute Eligible Production Equipment.

LIBOR Capex Portion – means a LIBOR Capex A Portion and/or a LIBOR Capex B Portion.

Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment plus such Lender’s Capex Loan A Commitment plus such Lender’s Capex Loan B Commitment.

Loan Documents – the Agreement, Amendment No. 1,  Amendment No. 2, Amendment No. 3, Amendment No. 5,  the Other Agreements and the Security Documents.

C.            Amendments to Appendix A to Add Definitions.  Appendix A to the Financing and Security Agreement is amended to add each of the following definitions, in alphabetical order:

Adjusted Net Earnings From Operations – with respect to any fiscal period, means the net earnings (or loss) after provision for income taxes for such fiscal period of Borrowers, as reflected on the financial statement of Borrowers  supplied to Agent pursuant to Section 8.1.3 of the Agreement, but excluding the net earnings (or loss) for Bakor and excluding from the net earnings (or loss) for Borrowers:

(i)            any gain or loss arising from the sale of capital assets;

(ii)           any gain arising from any write up of assets;

(iii)          earnings of any Subsidiary of any Borrower accrued prior to the date it became a Subsidiary;

(iv)          earnings of any corporation, substantially all the assets of which have been acquired in any manner by any Borrower, realized by such corporation prior to the date of such acquisition;

(v)           net earnings of any business entity (other than a Subsidiary of any Borrower) in which any Borrower has an ownership interest unless such net earnings shall have actually been received by any Borrower in the form of cash distributions;

(vi)          any portion of the net earnings of any Subsidiary of any Borrower which for any reason is unavailable for payment of dividends to any Borrower;

(vii)         the earnings of any Person to which any assets of any Borrower shall have been sold, transferred of disposed of, or into which any Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(viii)        any gain arising from the acquisition of any Securities of any Borrower; and

(ix)           any gain arising from extraordinary or non-recurring items.

Amendment No. 5 – Amendment  No. 5 to Second Amended and Restated Financing and Security Agreement dated as of September 8, 2003 by and among Agent, each Borrower, and each Lender.

Amendment No. 5 Effective Date – as defined in Amendment No. 5.

Capex Loan A Availability – means, as of any date of determination, (i) $9,000,000 minus (ii) the product of (1) $107,000 multiplied by (2) the number of full or partial months elapsed since September 8, 2003 minus (iii) the aggregate amounts of Capex Loan A outstanding.

Cash Flow - for any period, means Borrowers’ Consolidated (i) Adjusted Net Earnings from Operations for such period, plus (ii) depreciation and amortization expenses for such period, plus (iii) deferred taxes for such period, plus (iv) interest expense for such period, minus (v) Capital Expenditures not financed by Capex Loans hereunder or borrowings under any other financing arrangement otherwise permitted hereunder during any such period, minus (vi) cash taxes paid, all as determined in accordance with GAAP.

Eligible Real Property – means real Property owned by Borrowers (i) for which all additional environmental reviews reasonably requested by Agent have been conducted with respect to such real Property, and the scope and results of such reviews are acceptable to Agent in its sole discretion, (ii) for which Agent has, for the ratable benefit of Lenders, a first priority lien on such real Property, and (iii) that is otherwise acceptable to Agent in its sole discretion.  Any real Property with remediation costs in excess of twenty percent (20%) of its appraised value shall be deemed ineligible for purposes of the Capex Loans.

Fixed Charges - for any period, means the current portion of long-term debt plus interest payments required to be made during such period, all as determined in accordance with GAAP.

Fixed Charge Ratio – means the ratio of Cash Flow to Fixed Charges.

Prepayment Fee – has the meaning specified in Section 2.7.

D.            Amendments to Appendix A to Delete Definitions.  Appendix A to the Financing and Security Agreement is amended to delete each of the following definitions:  Base Rate Capex C Portion, Capex Loan C, Capex Loan C Commitment, Capex Loan C Notes, Capex Loan C Percentage and LIBOR Capex C Portion.

E.             Exhibits.  The Exhibits to the Financing and Security Agreement are amended by deleting Exhibit 1.3A, Exhibit 1.3B and Exhibit 8.1.3 and replacing them with Exhibit 1.3A, Exhibit 1.3B and Exhibit 8.1.3 attached hereto as Exhibit A.  Exhibit 1.3C to the Financing and Security Agreement is hereby deleted in its entirety.

SECTION 3.         REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE BORROWERS.

3.1           Representations and Warranties.  To induce Agent and each Lender to execute and deliver this Amendment, each Borrower represents and warrants (which representations and warranties shall survive the execution and delivery of this Amendment) to Agent and each Lender that:

A.            Authority.  This Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of each Borrower, enforceable against it in accordance with its terms;

B.            Validity of Loan Documents.  The Loan Documents, as amended by this Amendment, constitute the legal, valid and binding obligations, contracts and agreements of each Borrower, enforceable against it in accordance with their respective terms;

C.            Power and Authority.  The execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate or other relevant action and does not and will not (i) require any consent or approval of the shareholders of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of Borrower; (ii) contravene any Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries, the violation of which would reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries;

D.            No Default or Event of Default.  As of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing; and

E.             Capex Loan A Amounts.  As of the Amendment Effective Date, $1,537,283.98 in principal and $1,949.58 in interest is owed by each Borrower under the Capex Loan A.

F.             All Other Representations and Warranties.  All the representations and warranties contained in Section 7.1 of the Financing and Security Agreement are true and correct in all material respects with the same force and effect as if made by each Borrower on and as of the date hereof.

SECTION 4.         CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.

4.1           Amendment Effective Date.  This Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied or waived by Agent and each Lender (the “Amendment Effective Date”):

A.            Execution.  Counterparts of this Amendment, in form and substance satisfactory to Agent and each Lender, shall have been executed and delivered to Agent by Agent, each Borrower, and each Lender;

B.            Capex Note.  The  Capex Loan A Note and Capex Loan B Note  shall have been duly executed and delivered to Agent by each Borrower.

C.            Revolving Note.  Each Borrower shall have executed and delivered to Agent the Revolving Note attached as Exhibit B hereto.

D.            Assignment Agreement.  LaSalle Business Credit, Inc. (“LaSalle”) shall have executed and delivered to Agent an assignment agreement, in form and substance satisfactory to Agent, assigning 100% of its Commitments to Fleet Capital Corporation.

E.             Delivery of Notes by LaSalle.  LaSalle shall have delivered to Agent the originals of any and all promissory notes previously delivered to it  in connection with its Capex Loan A Commitment, Capex Loan B Commitment, Capex Loan C Commitment, and its Revolving Loan Commitment.

F.             Proceedings, Instruments, etc.  All proceedings and actions taken on or prior to the Amendment Effective Date in connection with the transactions contemplated by this Amendment and all instruments incident thereto shall be in form and substance satisfactory to Agent and its counsel, and Agent and its counsel shall have received copies of all documents that it or they may request in connection with such proceedings, actions and transactions, in each case in form and substance satisfactory to Agent and its counsel.

SECTION 5.         MISCELLANEOUS.

5.1           Cross-References.  References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.

5.2           Instrument Pursuant to Existing Financing and Security Agreement; Limited Amendment.  This Amendment is executed pursuant to Section 11.10 of the Financing and Security Agreement and shall (unless otherwise expressly indicated herein) be construed, administered, and applied in accordance with all of the terms and provisions of the Financing and Security Agreement, including Section 11.10 thereof.  Except as expressly amended or waived herein, all of the representations, warranties, terms, covenants and conditions of the Financing and Security Agreement shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. Agent and each Lender specifically reserve all of their respective rights and remedies against each Borrower under the Loan Documents, applicable law, or otherwise with respect to any Default or Event of Default.  Neither Agent, nor any Lender shall have been deemed to have waived any term or condition of the Financing and Security Agreement or any other Loan Document, at law, in equity or otherwise on account of any Default or Event of Default.  The amendments and waivers set forth herein shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, forbearance of, amendment of, consent to or modification of any other term, provision, Default or Event of Default under the Financing and Security Agreement or of any other provision of any other instrument referred to therein or herein or of any transaction or further or future action on the part of any Borrower which would require the consent of Agent or any Lender under the Financing and Security Agreement.

5.3           Ratification of Loan Documents.

(a)           Each Borrower hereby ratifies, confirms and re-affirms all of the terms and conditions of the Financing and Security Agreement and the other Loan Documents, and further acknowledges and agrees that except as expressly modified in this Amendment, all terms and conditions of the Financing and Security Agreement and the other Loan Documents shall remain in full force and effect.

(b)           Each Borrower hereby ratifies, confirms and re-affirms that (i) the obligations secured by the Loan Documents include, without limitation, the Obligations and any future modifications, amendments, substitutions or renewals thereof, and (ii) all Collateral, whether now existing or hereafter acquired shall continue to secure all of the Obligations.

5.4           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.5           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument.  Delivery of a counterpart hereof by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

5.6           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows].

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HENRY COMPANY,
a California corporation

Name: Jeffrey A. Wahba
Title: Chief Financial Officer

KIMBERTON ENTERPRISES, INC.,
a Delaware corporation

Name: Gary Spence
Title: Vice President and Assistant Treasurer

FLEET CAPITAL CORPORATION,
a Rhode Island corporation, as Agent and as a Lender

Name: Matthew R. Van Steenhuyse
Title: Senior Vice President

Capex Loan A Commitment = $9,000,000
Capex Loan B Commitment = $1,000,000

[Signature Page to Amendment]